                                                                      Exhibit 12

                                                                        Three Months Ended
                                                                             March 31,
                                                                     -------------------------
                                                                        1999           1998
                                                                     ----------    -----------
DETERMINATION OF RATIO OF EARNINGS TO
   FIXED CHARGES:

Earnings (loss) before income taxes and extraordinary charge         $  609,700    $(3,362,333)

Fixed charges
     Amortization of deferred financing costs                           296,299         85,106
     Interest expense                                                 4,182,779      1,516,207
                                                                     ----------    -----------
Earnings (loss) before fixed charges                                  5,088,778     (1,761,020)

Fixed charges
     Amortization of deferred financing costs                           296,299         85,106
     Interest expense                                                 4,182,779      1,516,207
                                                                     ----------    -----------
Total fixed charges                                                   4,479,078      1,601,313

Ratio of earnings (loss) to fixed charges                                  1.14X        (1.10)X
                                                                     ==========    ===========


                                                                              19